Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N1-A of the Staar Investment Trust of our report, dated February 28, 2014 on the Statement of Assets and Liabilities, including the Schedules of Investments, as of December 31, 2013, and the related Statement of Operations, Statements of Changes in Net Assets and financial highlights for each of the two years in the period then ended.

/s/ GOFF BACKA ALFERA & COMPANY, LLC

Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

April 23, 2014